Exhibit 4.70
November 13, 2009

CERTIFIED MAIL RETURN RECEIPT REQUESTED,
FIRST-CLASS MAIL & EMAIL

National Investment Managers Inc. 485 Metro Place South, Suite 275 Dublin, OH 43017 Attn: Steven Ross, Chief Executive Officer
Jones Day 325 John H. McConnell Boulevard, Suite 600 P.O. Box 165017 Columbus, OH 43216-5017 Attn: Jeffrey D. Litle, Esq.

Re:
Loan Obligations of National Investment Managers Inc. (the “Borrower”), and obligations of the guarantors set forth on Schedule A attached hereto (the “Guarantors”) to RBS Citizens, National Association (the “Lender”)

Dear Mr. Ross:

Please be advised that our law firm is continuing to represent the Lender in connection with the outstanding loan obligations of the Borrower and Guarantors.Reference is hereby made to a certain Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, by and between the Borrower and Lender, as amended by (i) a certain Amendment No. 1 to Revolving Line of Credit and Term Loan Agreement, dated as of March 31, 2008, (ii) a certain Amendment No. 2 to Revolving Line of Credit and Term Loan Agreement, dated as of June 30, 2008, (iii) a certain Amendment No. 3 to Revolving Line of Credit and Term Loan Agreement, dated as of June 30, 2008, (iv) a certain Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement dated as of July 16, 2008, (v) a certain Amendment No. 5 to Revolving Line of Credit and Term Loan Agreement dated as of October 1, 2008, (vi) a certain Amendment No. 6 to Revolving Line of Credit and Term Loan Agreement dated as of November 26, 2008, (vii) a certain Amendment No. 7 to Revolving Line of Credit and Term Loan Agreement dated as of March 30, 2009, (viii) a certain Amendment No. 8 to Revolving Line of Credit and Term Loan Agreement dated as of June 30, 2009, and (ix) a certain Amendment No. 9 to Revolving Line of Credit and Term Loan Agreement dated as of September 25, 2009 (as amended, the “Loan Agreement”).  The Loan Agreement and all other documents executed in connection therewith are sometimes collectively referred to herein as the “Loan Documents”.  The obligations evidenced by the Loan Documents are sometimes collectively referred to herein as the “Loans”.

Based upon the most recent financial information provided by Borrower to Lender for Borrower’s fiscal quarter ending September 30, 2009, the Borrower is not in compliance with certain financial covenants set forth in the Loan Agreement.  Specifically, Borrower is in default under the Loan Agreement for failure to comply with the following covenants (collectively, the “Covenant Defaults”):

(i)	the Minimum EBITDA covenant as set forth in Section 5(m) of the Loan Agreement;

(ii)	the Maximum Ratio of Total Funded Debt to Adjusted EBITDA covenant as set forth in Section 5(n) of the Loan Agreement; and

(iii)	the Minimum Fixed Charge Coverage Ratio covenant as set forth in Section 5(o) of the Loan Agreement.

The purpose of this letter is to provide Borrower with written notice of the Covenant Defaults under the Loan Documents.  The Lender, by giving this notice to you, is not required to provide the Borrower any further notice of these or other defaults.

The Covenant Defaults may entitle the Lender to charge interest at the default rate of interest and to exercise the rights and remedies available under the Loan Documents and applicable law, after the expiration of any applicable grace period.  Borrower shall also be liable for all legal and other fees and expenses of the Lender incurred in connection with such default and the enforcement of the loan obligations of the Borrower to Lender including, without limitation, all attorneys’ fees and costs.

The Lender is not hereby exercising any of its rights and remedies but expressly reserves its right to do so at any time.  Further, the Lender reserves the right to accept and apply payments with respect to the Loans at any time.  The Lender’s acceptance of such payments shall not constitute a cure or waiver of the Covenant Defaults or any other existing defaults.  This letter and the Lender’s reservation of rights contained herein are not be construed as a waiver of any rights and remedies of the Lender under the Loan Documents.

Very truly yours,

/s/ Brian F. Plunkett

Brian F. Plunkett

cc:  David J. Bugbee, Senior Vice President

SCHEDULE A

	Subsidiary:	Execution Date:
1.	ABR Advisors, Inc. a New York corporation 2985 Navajo Street Yorktown Heights, NY 10598	November 30, 2007
2.	Alan N. Kanter & Associates, Inc. a Maryland corporation 31 Walker Avenue, 2nd Floor Baltimore, MD 21208	July 16, 2008
3.	Alaska Pension Services, Ltd. an Alaskan corporation 400 D Street, Suite 300 Anchorage, AK 99501	June 30, 2008
4.	Asset Preservation Corp. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376	November 30, 2007
5.	Benefit Dynamics, Inc. a Pennsylvania corporation 89 N. Haddon Avenue, Suite D Haddonfield, NJ 08033	November 30, 2007
6.	Benefit Management Inc. a Massachusetts corporation 3 Lyons Way North Attleboro, MA 02763	November 30, 2007
7.	BPI/PPA Inc. a Delaware corporation 1013 Centre Road Wilmington, DE 10805	November 30, 2007
8.	California Investment Annuity Sales, Inc. a California corporation 4640 Admiralty Way Marina Del Ray, CA 90292	March 31, 2008
9.	Circle Pension, Inc. a New York corporation Empire State Building 350 Fifth Ave., Suite 534 New York, NY 10118	November 30, 2007
10.	Complete Investment Management, Inc. of Philadelphia a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Pennsylvania Business Campus Horsham, PA 19044	November 30, 2007

11.	Haddon Strategic Alliances, Inc. a New Jersey corporation 426 Queensboro Lane Haddonfield, NJ 08033	November 30, 2007
12.	Lamoriello & Co., Inc. a Rhode Island corporation 2374 Post Road, Suite 1 Warwick, RI 02886	November 30, 2007
13.	National Actuarial Pension Services, Inc. a Texas corporation 10777 Westheimer, Suite 220 Houston, TX 77042	November 30, 2007
14.	National Associates, Inc., N.W. a Washington corporation 2212 2nd Avenue W. Seattle, Washington 98119	November 30, 2007
15.	Pension Administration Services, Inc. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376	November 30, 2007
16.	Pension Technical Services, Inc. (d/b/a REPTECH Corp.) a Colorado corporation 6400 South Fiddler’s Green Circle, Suite 500 Greenwood Village, CO 80111	October 1, 2008
17.	Pentec, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489	November 30, 2007
18.	Pentec Capital Management, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489	November 30, 2007
19.	Southeastern Pension Services, Inc. a Florida corporation 1525 International Parkway, Suite 2071 Lake Mary, FL 32746	November 30, 2007
20.	Stephen H. Rosen & Associates, Inc. a New Jersey corporation 89 North Haddon Avenue Haddonfield, NJ 08033	November 30, 2007
21.	The Pension Alliance, Inc. a Pennsylvania corporation 2578 Interstate Drive, Suite 102 Harrisburg, PA 17110	November 30, 2007

22.	The Pension Group, Inc. a California corporation 23046 Avenida De La Carlota, Suite 500 Laguna Hills, CA 92653	November 26, 2008
23.	Valley Forge Consulting Corporation a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087	November 30, 2007
24.	Valley Forge Enterprises, Ltd. (f/k/a VFE Merger Corp.) a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087	November 30, 2007
25.	VEBA Administrators, Inc. (d/b/a Benefit Planning, Inc.) a California corporation 4640 Admiralty Way, 9th Floor Marina Del Rey, CA 90292	November 30, 2007
26.	V.F. Associates, Inc. a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087	November 30, 2007
27.	V.F. Investment Services Corp. a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087	November 30, 2007